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                                                                   EXHIBIT 10.1

                             MANUFACTURING AGREEMENT

By and Between:

Senior Systems Technology, Inc.              GameTech International, Inc.
600 Technology Drive                         4070 Silver Sage Drive
Palmdale, California 93551-3748              Carson City, Nevada 89701
{Referred to herein as "SST"}                {Referred to herein as "Customer"}

This Manufacturing Agreement provides the basis for consistent contractual practices relating to the release by Customer of Purchase Orders, and the acceptance and fulfillment of those Purchase Orders by SST. Each request by Customer for the manufacture of products by SST shall be by a written Purchase Order issued by Customer and which, subject to acceptance by SST, shall specify the order quantity, price, delivery schedule and any special provisions or requirements. This manufacturing agreement shall be deemed to be a part of the terms and conditions of each Purchase Order released by Customer and accepted by SST to the same extent as if more fully set forth therein at length, unless otherwise agreed to in advance and in writing by the parties hereto. This Manufacturing Agreement shall be in place of and shall supercede any standard or pre-printed terms and conditions which may be contained on the Customers Purchase Order form, unless otherwise agreed to in advance and in writing by the parties hereto. If additional terms and/or conditions are specified in any bid or proposal issued by SST in response to Customer's request for Bid/Proposal or otherwise, each Purchase Order released by Customer (and accepted by SST) in response to the bid or proposal shall be deemed to include those terms and/or conditions which were contained in the SST bid or proposal to the same extent as if more fully set forth therein at length, unless otherwise agreed to in advance and in writing by the parties hereto.

SECTION (1) - INITIAL TERM: The initial term of this Agreement shall commence on the date specified below, and shall terminate two years later unless this Agreement is extended, or terminated earlier pursuant to the terms of this Agreement.

SECTION (2) - ACCEPTANCE OF PURCHASE ORDERS: All Purchase Orders issued by Customer to SST shall be either accepted or rejected in writing by SST. If rejected, SST shall set forth the reasons for the rejection and shall immediately commence discussions with Customer in an effort to resolve the points in question and arrive at an acceptable Purchase Order. Upon SST's acceptance of the Purchase Order, subject to the terms and conditions of this Agreement, SST's bid or proposal, and the Customer's Purchase Order, and SST's written acceptance of the Purchase Order, the Customer shall be firmly and irrevocably obligated to buy from SST, and SST subject to the same terms and conditions shall be similarly obligated to sell and deliver the products identified on the Purchase Order.

SECTION (3) - ENGINEERING CHANGE ORDERS: Customer may request that changes be made to the specifications identified in the original Purchase Order. All such requests shall be by way of a written Engineering Change Order {ECO} or reasonable facsimile thereof as may be used by Customers internal documentation system, and are subject to written acceptance by SST. The proposed effective date of the ECO as well as all other issues which are created by the ECO {for example, price changes, delivery schedule changes, disposition of materials and components already purchased by SST but made obsolete by the ECO, changes in testing requirements, etc.} shall be jointly agreed to by SST and Customer in writing and shall be set forth in SST's written acceptance of the ECO. As the timing of any requested ECO is of critical importance to the Customer, SST shall endeavor to engage in the needed conversations regarding issues created by the requested ECO, and to issue its acceptance as soon as is reasonably practicable after receipt of the written ECO from Customer. SST shall not be responsible for requests for ECO's which are not in writing or which are not delivered to SST.

SECTION (4) - ACCEPTANCE AND INSPECTION: (a) The basic acceptance criteria shall be conformance to the Purchase Order, and/or the drawings, specifications and test criteria specified in the bid or proposal submitted by SST, and satisfaction of SST quality standards. (b) Customer shall inspect all Products promptly upon receipt thereof at the receiving destination and may reject any goods, which fail to meet the acceptance criteria as set forth above. Units of product not rejected by written notification to SST within thirty (30) days of receipt at the receiving destination, shall be deemed to have been accepted. The inspection period shall have no impact upon Customers obligation to pay invoices submitted by SST, all of which are due and payable on a thirty 30 day net

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basis. (c) If an entire shipment is rejected at the receiving destination inspection, based upon AQL level criteria or other similar sampling techniques the following procedures shall apply: (1) Customer shall provide SST with a Rejection Notice advising SST of the rejection in writing no later than five (5) days after rejection, but in no event later than the thirty (30) day time period specified above. (2) SST shall have the option, to be exercised in good faith, of performing, or requesting Customer to perform, an additional complete or partial inspection of the rejected Products. This decision must be made by SST not later than five (5) days after receipt by SST of Customers Rejection Notice. Such additional inspection must be performed no later than ten (10) days after SST communicates its decision to Customer. The cost of such additional inspection will be borne by SST, unless such additional inspection shows that the original rejection of the entire shipment should, in good faith, not have been made. If said material is deemed defective with the additional inspection a Corrective Action Request will be issued to SST and Customer reimbursed for any and all additional inspection expenses actually incurred by Customer. SST has
(10) days to respond to the Corrective Action Request. The response to the Corrective Action Request shall include an estimated time frame {to be agreed upon by the parties} for the remedy of the defect. In the event of unremedied defects, Customer shall have the option, to be exercised in good faith given the circumstances, to terminate this agreement and any purchase order(s)/release(s) issued pursuant to this agreement, in accordance with the termination provisions of this agreement. (d) Customer may, at its option, elect to inspect and accept Products at SST's location. If such an election is included in the Purchase Order, SST will provide sufficient space for such inspection activities. Should Customer elect to inspect at SST's location, SST will not be obligated to hold complete products for Customer inspection beyond the scheduled delivery date except where a Corrective Action Request has been made by Customer. (e) Defective units detected by inspection will promptly be returned to SST, using SST's Returned Material Authorization ("RMA") system; and will be repaired or replaced by SST no later than thirty (30) calendar days after SST's receipt thereof. Customer will be charged SST's standard handling charge {50% of the "turnkey" unit price of the unit} for units determined to be in a "no fault found" condition. SST will provide the warranty analysis and inspection data to Customer for review and approval.

SECTION (5) - SHIPMENT: Shipments will be made in SST's standards shipping package or special packaging as set forth in the Purchase Order. All shipments by common carrier shall be F.O.B. SST's plant. Risk of loss to or destruction of the goods from and after their delivery to the common carrier shall be with SST unless expressly provided to the contrary in the Purchase Order. Any shipments made utilizing SST's own vehicles shall be F.O.B. destination.

SECTION (6) - TAXES: Customer shall pay all applicable U.S. federal, state, municipal and other governmental taxes, duties, and charges (such as sales, use, customs, duty and similar charges) and all personal property taxes assessable on the Products. Customer shall in no event be liable for taxes levied on SST based upon its income. SST will allow Customer or its agent to minimize any taxes or duties as allowed by law and will verify, certify or otherwise sign any applicable documents that allows a reduction or elimination of taxes or duties.

SECTION (7) -WARRANTY, LIMITATION OF LIABILITY: (a) GENERAL: SST warrants that each unit of Product will meet Customer's specifications for assembly type and revision and will be free from defects in workmanship, under normal use and prescribed maintenance, for a period of 12 months and defects in SST supplied components and/or material for a period of 90 days. This warranty does not extend to Customer supplied components and or material (CFM). This warranty shall not apply to any goods delivered pursuant to this agreement which have been damaged, or subjected to any post-manufacture alterations or modifications made by any party other than SST, or which have been subject to negligent treatment after delivery or to any defects which are due to drawings or deviations furnished by Customer. Upon the failure of any unit of Product to comply with the above warranty, SST shall, at its option, promptly repair or replace such unit. Should the cause of the failure or defect be mutually determined to be design related and unrepairable, Customer will promptly pay SST the full selling price of the assembly. The cost of any repairs made by SST to any unit of Product no longer covered by this warranty shall be borne by Customer, however in no event shall any said cost of repairs to Customer exceed 50% of the original unit cost. Customer acknowledges that SST has not been informed or notified of the intended use of the Product and that SST has not consulted or conferred with Customer as to the suitability or fitness of the design or specifications to the intended use of the Product.

      THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EITHER EXPRESSED OR IMPLIED INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

(b) LIMITATION OF LIABILITY/DUTY TO DEFEND AND INDEMNIFY: Notwithstanding any provision herein to the contrary, in no event shall SST be liable for indirect, incidental or consequential damages, and in no event shall

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the liability of SST arising in connection with any Products sold hereunder
(whether such liability arises from a claim based on contract, warranty, tort or otherwise) exceed the actual amount paid by Customer to SST for Products delivered hereunder. Customer further agrees to defend, indemnify and hold SST, and/or its parent, subsidiaries, and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, harmless from and against all suits, claims, demands, actions, liens, covenants, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, filed or claimed by any third parties which directly or indirectly name SST and/or its parent, subsidiaries, and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them as a Defendant or other party, and which arise from or are in any way connected or related to the third party's use, ownership, possession or control of, or in any other way related to the Product sold to Customer pursuant to this agreement.

SECTION (8) - TERMINATION: (a) DEFAULT: Either Customer, or SST (the "Terminating Party"), may, by ten (10) days prior written notice to the other party (the "Other Party"), terminate this Agreement and all or any of the privileges, permissions and rights granted hereunder or in connection herewith in whole or in part, in the event (1) the other party defaults in any payment to the terminating party called for in this Agreement, the Purchase Order, the bid or proposal, and such default continues unremedied for a period of fifteen (15) days after the date of delivery of a written notice thereof by the terminating party to the other party, or (2) if the other party defaults in the performance by it of any other material term or condition of this Agreement, or of any Purchase Order issued pursuant to this Agreement, and such default continues unremedied for a period of thirty (30) days after the date of delivery of written notice thereof by the terminating party to the other party. (b)
BANKRUPTCY: Either party may immediately terminate this Agreement if the other party is adjudicated bankrupt, or if a receiver is appointed for the other party or for a substantial portion of its assets, or if an assignment for the benefit of creditors is made or if the other party is dissolved or liquidated or has a petition for dissolution or liquidation filed which is not dismissed within forty-five (45) calendar days with respect to it. (c) OBLIGATIONS UPON TERMINATION OR EXPIRATION: Upon the expiration or termination of this Agreement as set forth above, SST will complete units or Product as scheduled at the date of termination; provided, however, that if Customer requests on the basis of a lack of requirement by Customer for such units, SST will negotiate in good faith to agree with Customer on a price for the partially completed units and any inventory of components and/or materials purchased by SST pursuant to the Purchase order, net of any amounts paid by or on behalf of Customer to SST's supplier. SST will make reasonable attempts to restock, resell or otherwise utilize the inventory of common components and/or material (i.e., that which is not specific to Products manufactured for Customer hereunder) and to otherwise promptly and in good faith attempt to mitigate Customer's liability hereunder. Where mitigation is not feasible or to the extent that SST is unsuccessful in such attempts, such common components and/or material may be sent to Customer, and SST may bill Customer therefore (and if so billed, Customer will pay) at 110% of SST's documented cost therefor. Once Customer pays the charge of 110% of SST's documented cost therefor, Customer may elect to not accept delivery of the material by providing SST with a written indication that it will not accept such delivery prior to SST's shipment thereof. All other inventory of components and/or materials either in stock or on an order which is not cancelable by SST without penalty, as determined by SST purchase documentation therefore, also may be delivered to Customer as it is received by SST and SST may bill Customer therefore (and if so billed, Customer will pay) at 110% of SST's documented cost therefore.

SECTION (9) - PROPRIETARY RIGHTS/INDEMNIFICATION: (a) NO EXPRESS OR IMPLIED
LICENSE: Nothing in this Agreement shall be construed as granting to SST or conferring on SST any rights by license or otherwise to Customer's patent, trademarks, copyrights or other proprietary or confidential rights except as specifically set forth in this Agreement or other written Agreements between the parties hereto. (b) INDEMNIFICATION: Customer further agrees to defend, indemnify and hold SST, and/or its parent, subsidiaries, and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, harmless from and against all suits, claims, demands, actions, liens, covenants, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, filed or claimed by any third parties which directly or indirectly name(s) SST and/or its parent, subsidiaries, and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them as a Defendant or other party, and which arise from or are in any way connected or related to any alleged

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and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights or processes or other such rights in connection with the performance by SST of its obligations under this Agreement.

SECTION (10) - MISCELLANEOUS: (a) RELATIONSHIP OF PARTIES: The parties' relationship during the term of this Agreement and under Purchase Orders placed pursuant hereto will be that of independent contractors. Neither party has, and will not represent that it has, any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party's name without the prior written consent of the other party. (b) FORCE
MAJEURE: Neither party hereto will be liable for any failure to perform any obligation under this Agreement, or for delay in such performance, to the extent such failure to perform or delay is caused by circumstances beyond its reasonable control or which makes such performance commercially impractical, including without limitation fire, storm, flood, earthquake, explosion, accident, war, acts of public enemy or rebellion, disputes, labor shortages, transportation embargoes, delays in transportation, shortages of material fuel or power, acts of God, acts of any government or any agency thereof, and judicial action. {The language "acts of any government or agency thereof and judicial action" contained in the preceding sentence is not intended to include actions by the gaming commissions which regulate the Customers business, and SST agrees to assist and use its best efforts to cooperate with Customer in Customers efforts to comply with the gaming regulations and gaming regulating agencies which have jurisdiction over Customers gaming product industry.} Any suspension of performance by reason of this Section will be limited to the period during which the cause of suspension exits. Any delay or non-performance to be excused pursuant to this paragraph must be communicated to the other party as soon as is practicable after the circumstances causing the delay or non-performance are known to the delaying or non-performing party. (c)
SEVERABILITY: If any of the provisions of this Agreement are found by any Court of competent jurisdiction to be wholly or partially unenforceable to any extent, then such provisions will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect. (d) WHOLE AGREEMENT/MODIFICATION: This Agreement, including all documents to be delivered by the parties hereto and described herein, represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements, whether oral or written, with respect to such subject matter. This Agreement may be modified only in writing executed by both parties hereto. (e) ASSIGNMENT: This Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties, but neither party may assign any rights or delegate any duties under this Agreement, voluntarily or involuntarily, without the prior written consent of the other party, which consent will not be unreasonably withheld. Any attempts by either party to assign any rights or delegate any duties under this Agreement without such consent will be void and of no effect. (f) WAIVER: No waiver of any provision of this Agreement shall be effective except by written agreement signed by both parties. The failure by any party at any time to require performance of the other party of any provision of this Agreement will in no way affect the right of such party thereafter to enforce the same provision, nor will the waiver by any party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself. (g) GOVERNING LAW AND JURISDICTION: This Agreement and any Purchase Orders issued pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Nevada without reference to such state's laws regarding choice of law. (h) NOTICES AND CONSENTS: All notices and other communications required or permitted under this Agreement will be in writing, and will be deemed given
(1) when delivered personally, (2) when sent by confirmed telex or facsimile transmission, (3) one (1) day after having been sent by commercial overnight courier with written verification of receipt, or (4) five {5} days after having been sent by registered or certified airmail, return receipt requested, postage prepaid, or upon actual receipt thereof, whichever occurs first. All communications will be sent to the receiving party's address as contained herein or to such other address as may be designated by either party in writing, sent in compliance with this provision. (i) ARBITRATION: All disputes between the parties shall be determined solely and exclusively by arbitration in accordance with the rules of the American Arbitration Association ["AAA"]. The arbitration shall be decided by a single arbitrator selected mutually by the parties, or failing mutual agreement within ten [10] days of demand, as selected by AAA upon application of either party. Unless otherwise agreed by SST and Customer, the arbitration shall take place in Los Angeles, California. Judgment upon award of the arbitrator shall be final and binding and may be entered in any Court of competent jurisdiction. (j) HEADINGS AND REFERENCES: The headings and caption used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. (k) RELEASE OF
INFORMATION: SST shall not make or authorize any news release, advertisement or other disclosure which shall confirm or deny the existence of this agreement or any Purchase Orders issued pursuant hereto, without prior written consent of Customer, except as may be required to perform under this agreement or any Purchase Order issued pursuant hereto, or except as a result of an Order of a Court of competent jurisdiction or in response to a

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subpoena issued by any Governmental Official or Agency. (l) CUSTOMER SUPPLIED
MATERIALS: If the parties hereto have agreed that the products to be manufactured by SST for Customer include components or materials to be supplied by Customer: (a) Customer shall deliver to SST's Palmdale Manufacturing Facility, the components/materials needed, in sufficient quantity {including provision for failed components/materials} to allow for the manufacture the products identified in firm Purchase Orders issued by Customer and accepted by SST, not later than five (5) weeks prior to the scheduled delivery date. (b) SST shall not be responsible for the quality or inspection of any components/materials furnished by Customer to SST. (c) If Customer is unable to meet the delivery requirements of the components/materials, Customer shall notify SST of this in writing prior to the date Customer was to have delivered the components/materials to SST, and may request SST: to ship the products without the components/materials; or to hold the products pending receipt of the Customer supplied components/materials {in which event SST shall invoice Customer for the product(s) on the originally scheduled delivery date}. In the event, because of a delay in the delivery of Customer supplied components/materials, SST is asked to manufacture the products with the intent to have SST add the Customer supplied components/materials at a later date, a special lot handling charge will be invoiced to Customer. (m) PAYMENT: Terms of payment are net 30 days on each shipment. Notwithstanding any specified payment terms, SST may require payment in advance before making any shipment if the Customer's credit shall at any time, in the sole judgement of SST become impaired. The total contract price shall become immediately due and payable, and SST may cancel any unperformed portion of the contract upon Customer's failure to make any payment when due. In the event SST elects to cancel as specified in the preceding sentence, any increase in SST's per unit cost of the goods already delivered or then enroute to Customer shall be payable by Customer. (n) COMPONENT PRICING: If the cost for components/materials required by customer increases as a result of either: (a) price fluctuations caused by market conditions, or; (b) a discontinuance of the component/material by its manufacturer, or the vendor approved by the customer, coupled with an increased price for the replacement component/material, then in either event, SST shall invoice customer for the increased price with prior approval from Customer. SST in good faith will provide Customer with reasonable notice of price changes, obsolescence, or availability of product wherever possible. SST shall source comparable materials with the final approval of Customer on any new pricing, configurations, delivery dates and quality. All such increases as invoiced by SST and approved prior by Customer shall be binding upon customer to the same extent as if originally included in the SST quote documents and/or the customers Purchase Order. (o) Non-Competition: During the term of this agreement and for a period of six (6) months thereafter, as consideration for the terms contained herein, SST will not manufacture, sell, distribute any Electronic Video Bingo products which compete directly or indirectly in any way with the Customers Electronic Video Bingo Products.

SECTION 11 - LICENSING REQUIREMENTS: Customer has made SST aware that its industry is regulated by the Gaming {or like} Commission(s) of the various jurisdictions in which it sells its products. Currently in some of the jurisdictions in which Customer sells its products, and potentially in other jurisdictions in which Customer sells its products or intends to sell its products, the regulation of Customers business includes the regulation of the work which SST shall undertake pursuant to this agreement.

      (a) As a result of the foregoing, and as stated herein in Section (10) (b) "SST agrees to assist and use its best efforts to cooperate with Customer in Customers efforts to comply with the gaming regulations and gaming regulating agencies which have jurisdiction over Customers gaming product industry." Additionally, SST agrees to use its best efforts to submit, where required, applications to Gaming Regulating Agencies in an effort to obtain a license to manufacture the products anticipated by this agreement. As a result of this commitment by SST, Customer shall, upon signing this agreement, submit the Purchase Orders and Releases set forth on the annexed Exhibit "A".
      (b) In the event SST completes and submits applications for a license where required, and is permitted {pursuant to the regulations of that particular jurisdiction} to manufacture the products anticipated by this agreement while the license application is pending {or if by virtue of the regulations of the particular jurisdiction SST can not actually manufacture products until such time as a license actually issues, SST is successful in its attempts to obtain the license required by the regulating agency of the particular jurisdiction} then SST shall be in compliance with the requirements of this provision of this agreement, and shall produce the products anticipated by this agreement as identified on the attached Exhibit "A" or identified in other additional Purchase Orders. During the term of this agreement, while in compliance with the applicable gaming regulations of the jurisdictions in which Customer sells its products, SST shall be the primary contract manufacturer of all product(s) anticipated by this agreement which are required by Customer.
         (c) In the event SST shall be unsuccessful in obtaining a required license in a particular jurisdiction, or subsequently {during the term of this agreement} looses its license in a particular jurisdiction, or is faced with

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official action that otherwise would impair the ability of SST to manufacture the product anticipated by this agreement, the following shall occur:

            (1) SST and Customer shall jointly use their best efforts to appeal, contest or otherwise challenge, administratively, the denial or revocation of the license or its application or any other official action which attempts to impair the ability of SST to manufacture the products anticipated by this agreement for a particular jurisdiction. In which event, SST shall continue to manufacture or not manufacture product for use in that particular jurisdiction as the regulations of that particular jurisdiction allow. If SST is officially not allowed to manufacture during the pendency of the administrative appeal, and Customer has a need for product in that jurisdiction, then Customer shall be free to approach other licensed contract manufacturers for the purpose of obtaining product from them for the time period SST is not allowed to manufacture the products to fill that need, and only for the product needed during the pendency of the administrative appeal and while SST is officially so prohibited from manufacturing the required product.

            (2) SST may, if it desires, seek to obtain a Judicial stay of the denial or revocation of an application or license or other official action seeking to impair the ability of SST to manufacture the products anticipated by this agreement. In that event, this agreement, and the ability of SST to manufacture product for use by customer in that jurisdiction shall be enforced to the extent allowed by the judicial stay.

            (3) A final determination denying or revoking SST's application or license or affirming other official action impairing the ability of SST to manufacture the products anticipated by this agreement in one jurisdiction, shall not impact the ability of SST to manufacture the products anticipated by this agreement for use in the other jurisdictions in which Customer sells its products.1

            (4) In the event of a final determination by a particular jurisdiction denying or revoking SST's application or license or affirming other official action impairing the ability of SST to manufacture the products anticipated by this agreement, Customer shall be free to approach other licensed contract manufacturers for the purpose of obtaining the product it requires in that jurisdiction.

            (5) In the event SST can not manufacture 50% or more of the total national/international amount of the product(s) anticipated by this agreement and required by Customer, due to official denials or revocations of licenses or applications or other official action impairing the ability of SST to so manufacture, then Customer shall have the option, to be exercised in good faith given the circumstances, to terminate this agreement and any Purchase Orders/Releases issued pursuant to this agreement, in accordance with the termination provisions of this agreement.

            (6) In the event Customer is officially informed that criminal charges will be brought against Customer as a result of SST's actions/inactions, or in the event criminal charges are officially brought against Customer as a reult of SST's actions/inactions, which charges or the threat thereof can not be stayed or otherwise avoided, then in that event Customer shall have the option to terminate this agreement and any purchase orders/releases issued pursuant to this agreement, in accordance with the termination provisions of this agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement through the signatures of their duly authorized representatives as set forth below, on this _____ day of _________________, 2000.

Senior Systems Technology, Inc.            GameTech International, Inc:



--------------------------------           -----------------------------

By:                                        By:
      --------------------------                 -----------------------

Title:                                     Title:
      --------------------------                 -----------------------

------------------------
1 It is noted by the parties hereto, that on a prior occasion, the gaming commission of one jurisdiction ordered Customer not to allow their then contract manufacturer to manufacture any product for Customer for use either inside or outside that particular jurisdiction. In the event a similar order was issued to Customer or SST during the term of this agreement, which order pertains to SST, it is agreed to by the parties hereto that the provisions of subparagraphs (1) and (2) of paragraph (c) of this Section 11 will apply in determining whether SST shall be able to continue to manufacture product for Customer in the jurisdictions outside the "ordering" jurisdiction.

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EXHIBIT "A"

      Upon the execution of the agreement to which this Exhibit is annexed and made a part of, Customer shall issue, pursuant to the terms of this Agreement, Purchase Orders and Releases whereby Customer orders a approximately 6000 "units" {as hereafter defined} during the first six months of the term of this agreement and a minimum of 18,000 "units" during the next and remaining eighteen months of the term of this agreement from SST, for manufacture and delivery to Customer during the term of this agreement as follows:

      "Units" as used in this Exhibit is defined as being either the "TED" unit or the GTI Hand Held unit or any other form of Electronic Bingo unit designed by Customer. However, the definition of "units" shall not include the "Charging Crates" such that while any Purchase Order(s) for Charging Crates will be governed by the terms and conditions embodied in this Agreement, the quantity of Charging Crates ordered by Customer and manufactured and delivered by SST shall not be included in the number of units needed to establish the minimum unit commitment of Customer. In order to achieve the minimum "unit" order and purchase requirement set forth in the preceding and the next paragraphs, any combination of product {other than Charging Crates} can be used. The Purchase Order(s) shall set forth the quantity of each product by part number.

      Customer shall issue a firm release covering the first six months of the term of this Agreement and requiring the manufacture of approximately 1000 units per month during the first six months of the term of this agreement and in an amount of not less than 1000 per month during the following and final eighteen months of the term of this agreement. Thereafter {and commencing in the second month of the term of this agreement} Customer shall establish a 4-month rolling forecast, based upon its best projection. The 4-month rolling forecast shall set forth the unit requirements for the coming four months. At the conclusion of every month, Customer shall issue a firm release for the fourth month, based upon the 4-month rolling forecast. The intention of this paragraph is that Customer shall endeavor to ensure that SST always has releases covering the coming 4-month period. While SST understands that the Customer's need for units may vary from month to month, the intention is that at the conclusion of the term of this agreement, Purchase Orders and releases will have been issued whereby SST has manufactured and delivered to Customer at least the minimum number of units referred to above.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement through the signatures of their duly authorized representatives as set forth below, on this _____ day of _________________, 2000.

Senior Systems Technology, Inc.            GameTech International, Inc:

-------------------------------            ----------------------------


By:                                        By:
      -------------------------                  ----------------------

Title:                                     Title:
      -------------------------                  ----------------------


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